Exhibit 99.1

Nivalis Therapeutics Announces Appointment of Paul Sekhri to its Board of Directors

Boulder, Colo., March 1, 2016 —Nivalis Therapeutics, Inc. (NASDAQ:NVLS), a clinical stage pharmaceutical company focused on developing innovative solutions for people with cystic fibrosis (CF), today announced that Paul Sekhri, president and chief executive officer of Lycera Corp., has joined the Company’s Board of Directors, effective February 25, 2016. The Company also announced that Jonathan Leff, who has served as a director since April 2014, has elected to step down from the Board of Directors when his term expires at the Company’s annual stockholders meeting in April 2016.

“We are pleased to welcome Mr. Sekhri to the board during this important period of growth for the Company. His biopharmaceutical leadership experience will be of significant value for the group as we advance our clinical program and commercial efforts for N91115,” said Jon Congleton, president and chief executive officer. “On behalf of the board, we also want to thank Mr. Leff for his contributions to Nivalis over the years and wish him the best in all of his future endeavors.”

Mr. Sekhri has nearly 30 years of commercial development experience, with a focus on creating and building therapeutic and disease area strategy for biopharmaceutical companies. He currently serves as Lycera’s president and chief executive officer. Prior, he served as senior vice president, integrated care for Sanofi and as group executive vice president, global business development and chief strategy officer for Teva Pharmaceutical Industries, Ltd. Prior to joining Teva, he held senior leadership roles at TPG Biotech, the life sciences venture capital arm of TPG Capital, Cerimon Pharmaceuticals, ARIAD Pharmaceuticals, Inc., and Novartis Pharma AG.

“I am delighted to join the Nivalis team and look forward to contributing my early commercial development experience as the Company advances its clinical program and regulatory strategy for the first CF therapy believed to stabilize the cystic fibrosis transmembrane conductance regulator, or CFTR protein,” said Paul Sekhri.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About CF and N91115

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominately in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene. N91115 is a stabilizer of the CFTR protein, and works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein that is responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect increases and prolongs the function of the CFTR chloride channel and leads to an increase in net chloride secretion. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031.

N91115 is currently being studied in a Phase 2 clinical trial in adult patients with CF who have two copies of the F508del mutation, when added to Orkambi™ (lumacaftor/ivacaftor). Nivalis has completed previous clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, the anticipated timing of future clinical development of N91115 and of the announcement of study results, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the risk that the timing of site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization, or lack of availability, of lumacaftor/ivacaftor, risks that patients do not comply with the prescribed use of lumacaftor/ivacaftor, the development, commercialization and use of alternative therapies, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s prospectus filed with the Securities and Exchange Commission on June 17, 2015, in the company’s most recent quarterly report on Form 10-Q and in its other reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

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Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com